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                                                                    EXHIBIT 21.1

     MCN CORPORATION: MCN Corporation (MCN or the Corporation), doing business as MCN Energy Group Inc. since January 14, 1997, is a diversified energy holding company with natural gas markets and investments throughout North America. At its 1997 Annual Meeting of Shareholders to be held on April 22, 1997, MCN's Shareholders will vote on a proposed amendment to the MCN Articles of Incorporation to change the name of the Corporation to MCN Energy Group Inc. MCN is organized under the laws of the state of Michigan and has its principal executive offices at 500 Griswold Street, Detroit, Michigan 48226. The Corporation owns directly all of the outstanding common stock of Michigan Consolidated Gas Company (MichCon), Citizens Gas Fuel Company (Citizens), and MCN Investment Corporation (MCNIC). MCN's major business groups are Gas Distribution and Diversified Energy. In June 1996, MCN completed the sale of its computer operations subsidiary, The Genix Group, Inc. (Genix), to Affiliated Computer Services, Inc. Except where otherwise indicated, the companies set forth below are Michigan corporations located at 500 Griswold Street, Detroit, Michigan 48226.


                                GAS DISTRIBUTION

     Gas Distribution, through the following subsidiaries, operates the largest natural gas distribution and intrastate transmission system in Michigan and one of the largest in the United States.

A. MICHIGAN CONSOLIDATED GAS COMPANY: MichCon is a public utility engaged in the distribution and transmission of natural gas in the state of Michigan. MichCon was organized in 1898 and, with its predecessors, has been in business for nearly 150 years. MichCon serves 1.2 million residential, commercial and industrial customers in the Detroit, Grand Rapids, Ann Arbor, Traverse City and Muskegon metropolitan areas and in various other communities throughout the state of Michigan. MichCon conducts substantially all of its business in the state of Michigan and is subject to the jurisdiction of the Michigan Public Service Commission
     (MPSC) as to various phases of its operations, including gas sales rates, service, and accounting. Except where otherwise indicated, the companies set forth below are wholly owned subsidiaries of MichCon.




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      1.   Michigan Consolidated Homes Limited Dividend Housing Corporation
           a/k/a MichCon Homes, a Delaware corporation, operates a 130-unit, low and moderate income housing project in Detroit, Michigan.

      2. MichCon Development Corporation, through its various partnership arrangements, is engaged in the design, construction and management of Harbortown, a residential and small commercial development constructed on a 50 acre parcel along the Detroit River in Detroit, Michigan.

      3. Blue Lake Holdings, Inc. (Blue Lake), holds a 50% interest in a partnership that has converted a depleted natural gas field in northern Michigan into a 46 Bcf natural gas storage field which it now operates. MichCon owns 50% of Blue Lake, the other half is owned by Storage Development Company, a subsidiary of MCNIC. In February 1997, Diversified Energy signed an agreement to sell its share of Blue Lake effective December 1997.

      4. MichCon Fuel Services Company markets natural gas as a vehicular fuel.

      5. MichCon Pipeline Company, through the subsidiaries below, is engaged in pipeline projects.

           a. MichCon Gathering Company owns and operates the Antrim Expansion Pipeline.

           b. Saginaw Bay Pipeline Company is the 66% general partner in a partnership that operates a 126-mile pipeline which transports natural gas and natural gas liquids from reserves in east-central Michigan to natural gas processing plants in northern Michigan. On January 1, 1996 Saginaw Bay Pipeline Company was transferred from MCNIC to MichCon.

           c. Saginaw Bay Lateral Company is the 46% general partner in a partnership which owns and operates lateral pipelines interconnecting with the 126-mile pipeline previously described. On January 1, 1996 Saginaw Bay Lateral Company was transferred from MCNIC to MichCon.

           d. Westside Pipeline Company invests in various pipeline assets through its 82.62% interest in the Jordan Valley Partnership.

              On January 1, 1996 Westside Pipeline Company transferred its interests in Warner Treating Limited Liability Company and
              Terra Westside Processing Company to MCNIC Michigan Holdings, Inc. In addition, Westside Pipeline Company transferred its 6 mile pipeline to MCNIC Michigan Holdings, Inc. Westside Pipeline Company was then transferred from MCNIC to MichCon.

           e. Thunder Bay Gathering Company was formed in 1996 and holds an option to acquire the Thunder Bay Pipeline.


      6. Huron Pipeline Company was formed in 1996 to acquire an ownership interest in the ANR Link Pipeline, which interconnects with a pipeline owned by Niagara Gas Transmission Limited, a subsidiary of The Consumers Gas Co. Ltd.

      7. G-T Energy Concepts, Inc. ceased business operations on August 31, 1996 and is planned to be dissolved during 1997. G-T Energy Concepts, Inc., developed a natural gas torch and the related fueling modules which were adapted for use in metal cutting, brazing and soldering.

      8. Fuel Concepts, Inc. was sold on December 6, 1996. Fuel Concepts, Inc., was involved in the development and commercialization of low pressure natural gas storage and related technologies.

B. CITIZENS GAS FUEL COMPANY: Citizens is a public utility engaged in the distribution and transmission of natural gas. Citizens was organized in 1951 and, with its predecessors, has been in business for over 140 years. Citizens serves approximately 14,000 residential, commercial and




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     industrial customers in and around Adrian, Michigan.  Citizens' principal executive offices are located at 127 N. Main Street, Adrian, Michigan 49221. Citizens conducts all of its business in the state of Michigan and its rates are set by the Adrian Gas Rate Commission. Other various phases of its operations are subject to the jurisdiction of the MPSC.

C. SOUTHERN MISSOURI GAS COMPANY: During 1995, MCN agreed to acquire a 47.5% interest in a partnership formed to construct, own and operate a natural gas transmission and distribution system located in southern Missouri. The agreement was subject to MCN obtaining authorization from the SEC for the acquisition under Section 9(a)(2) of PUHCA of 1935. In September 1996, MCN received notification from the SEC that the acquisition was consistent with its exemption under PUHCA of 1935. Southern Missouri Gas Company, L.P. ("SMGC") was formed effective November 1, 1996.

     SMGC is a public utility engaged in the distribution and transmission of natural gas. SMGC, with its predecessors, has been in business since
     1995. At year-end 1996 SMGC served approximately 4,000 residential, commercial, and industrial customers in southern Missouri. The principal executive offices of SMGC are located at 301 East 17th Street, Mountain Grove, Missouri 65711. SMGC conducts all of its business in the state of Missouri and is subject to the jurisdiction of the Missouri Public Service Commission as to various phases of its operations, including gas sales rates, service, and accounting.


                               DIVERSIFIED ENERGY

D. MCN INVESTMENT CORPORATION: MCNIC, organized in 1986, is the holding company for MCN's various diversified energy subsidiaries. MCNIC's major business segment is Gas Services. In the Gas Services segment, MCNIC, through its subsidiaries and joint ventures, engages in gas and oil exploration and production (E&P), provides pipeline and processing services, provides gas storage services, markets natural gas to large-volume customers and develops gas cogeneration and electric generation facilities. The sale of MCNIC's computer operations services subsidiary, Genix, was completed in June 1996. Except where otherwise indicated, the companies set forth below are wholly owned subsidiaries of MCNIC.

                                  Gas Services

     Exploration & Production

            1.   MCNIC Oil & Gas Company (MOG), formerly known as
                 Supply Development Group, Inc., is engaged in natural gas and oil exploration, development and production in the Midwest/Appalachia, Midcontinent/Gulf Coast and Western regions of the U.S. Effective December 31, 1996, Huron Energy Company was merged into MOG. The following companies are direct subsidiaries of MOG:

                 a. Elmira Antrim Company
                 b. Geo Trend Exploration, Inc.
                 c. Green Oak Development Company
                 d. Green River Antrim Company
                 e. Otsego Exploration Company, L.L.C.
                 f. MCNIC Enhanced Production, Inc. (formerly known as
                    CoEnergy Enhanced Production, Inc.), has a 75% interest in Otsego EOR, L.L.C.
                 g. MCNIC Oil & Gas Midcontinent, Inc., as the surviving
                    entity after merger with CoEnergy Anadarko, Inc., MCNIC Oil & Gas Operating Company (formerly known as CoEnergy Operating Company), CoEnergy Midcontinent, Inc., and P'Bell Energy Company.


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                 h. MCNIC Oil & Gas Canada, Inc. (a New Brunswick
                    corporation), (formerly known as CoEnergy Canadian Exploration, Inc.)
                 i. MCNIC Oil & Gas Properties, Inc. (formerly known as
                    CoEnergy Rockies, Inc.). Effective February 28, 1997, PetroVentures Exploration Company, Southwest Gas Supply, Inc., MGS Development Company and CoEnergy Central Exploration, Inc. will be merged into MCNIC Oil & Gas Properties, Inc.
                 j. MCNIC Oil & Gas Reid Properties, Inc. (a Delaware
                    corporation), (formerly known as Reid Holdings, Inc.)
                    i. Appalachian Methane, Inc., a Delaware corporation, holds a 50% interest in Buchanan Production Co., a Virginia general partnership.
                    ii. Appalachian Operators, Inc., a Delaware corporation, holds a 50% interest in Buchanan Production Co., a Virginia general partnership.
                    iii. MCNIC Oakwood Gathering, Inc. (a Delaware corporation), (formerly Oakwood Gathering, Inc.)
                 k. MCNIC West Coast Company
                 l. Warner Antrim Company

Pipelines & Processing

     MCNIC's Pipelines & Processing businesses are involved in ventures that gather and transport natural gas from producing fields to processing plants and/or markets. This business also includes plants which process natural gas to remove CO2 and other impurities and recover natural gas liquids. Additionally this segment has an investment in a methanol production facility.


            2. MCNIC Pipeline & Processing Company, formerly known as Pipeline & Processing Group, Inc., engages in pipeline and processing projects through the following subsidiaries and partnerships.

                 a. MCNIC Offshore Pipeline & Processing Company (formerly
                    known as CoEnergy Offshore Pipeline & Processing Company), holds a 33% interest in the Blue Dolphin System.
                 b. MCNIC Michigan Holdings, Inc., (formerly known as Otsego
                    Holdings, Inc.)
                    i. MCNIC CSG Pipeline Company (formerly known as CoEnergy CSG Pipeline Company), holds a 50% interest in Cardinal States Gathering.
                    ii.  Bagley Processing Company (47% partnership interest)
                    iii. Warner Treating Limited Liability Company (95%
                         interest transferred from Westside Pipeline Company on January 1, 1996)
                    iv. Terra-Westside Processing Company (85% interest transferred from Westside Pipeline Company on January 1, 1996)
                 c. MCNIC East Coast Pipeline Company (formerly known as East
                    Coast Pipeline Company), holds a 20% interest in Portland Natural Gas Transmission System.
                 d. MCNIC Jonah Pipeline Company (formerly known as Jonah
                    Pipeline Company), holds a 33% partnership interest in Jonah Gas Gathering Company.
                 e. MCNIC Gulf Coast Gathering Corporation, holds a 1% general partnership interest in Copano Field Services Group, L.P.
                 f. MCNIC Gulf Coast Limited, Inc., holds a 49% limited
                    partnership interest in Copano Field Services Group, L.P.
                 g. MCNIC Mobile Bay Gathering Company holds a 35% interest in
                    Dauphin Island Gathering Partners.
                 h. MCNIC Mobile Bay Processing Company holds a 49.5% interest in Mobile Bay Processing Partners.
                 i. MCNIC South Texas Gathering Company holds a 1% general
                    partnership interest in each of CFS/Copano Bay, L.P., CFS/South Texas, L.P., and CFS/Agua Dulce, L.P.


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                 j. MCNIC Rodeo Gathering, Inc. (formerly known as Rodeo
                    Gathering, Inc.) holds an 80% interest in Black Bear Venture, L.L.C.
                 k. MCNIC General Methanol Company holds a 1% general
                    partnership interest in Lyondell Methanol Company, L.P.
                 l. MCNIC Methanol Holdings Company holds a 24% limited
                    partnership interest in Lyondell Methanol Company, L.P.

Gas Storage

            3. Storage Development Company, through joint ventures and strategic partnerships, develops and provides gas storage services to affiliated marketing companies, other gas utilities, pipeline companies and large-volume gas users. Storage Development Company holds a 33% interest in South Romeo Gas Storage Corporation.

                 a. South Romeo Gas Storage Company, a Michigan partnership in which Storage Development Company has a 50% interest, owns and operates the Washington 28 Storage Field, a 10 Bcf storage field in southeastern Michigan which provides storage services to MCNIC's Energy & Power Generation operations. South Romeo Gas Storage Company holds a 33% interest in South Romeo Gas Storage Corporation.

                 b. W-10 Holdings, Inc., holds a 50% interest in a partnership that intends to develop and operate the Washington 10 Storage Field, a 42 Bcf storage field in southeastern Michigan.

                 c. Blue Lake Holdings, Inc. (See description under Gas Distribution - MichCon)

                 d. The Orchards Golf Limited Partnership, a Michigan partnership in which Storage Development Company has a 50% interest, developed, owns and operates a residential community and golf course on 520 acres of land above the South Romeo gas storage field in southeastern Michigan.

Energy Marketing & Power Generation

     MCNIC's Energy Marketing & Power Generation businesses pursue gas-related opportunities throughout the United States and Canada, including marketing natural gas to utilities and other large-volume customers and investing in natural gas cogeneration and electric generation related projects and facilities.

            4. CoEnergy Trading Company is engaged in the purchase and sale of natural gas to large-volume gas users and gas and electric utilities in Michigan, the Midwest, the eastern United States and Canada. CoEnergy Trading Company holds a 50% interest in U.S. CoEnergy Services, a Wisconsin general partnership, a 50% interest in Torch-CoEnergy Limited Liablity Company and a 50% interest in Michigan Gas Exchange LLC.

            5. CoEnergy Canadian Holdings, Ltd., a New Brunswick corporation, was formed to market and sell natural gas in Canada and the northeastern United States.

            6. CoEnergy Supply Company engages in the purchase and sale of natural gas, a portion of which is produced by MOG, an affiliate.





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            7.   MCNIC Power Company, formerly known as Cogen Development
                 Company, pursues cogeneration related opportunities throughout the United States and Canada.

                 a. CDC Ada, Inc., is a 99% limited partner in Ada Cogeneration Limited Partnership, which owns and operates a 30 megawatt natural gas-fueled cogeneration facility in western Michigan.

                 b. MCNIC Ada GP, Inc., was formed in 1996 to hold the 1% general partnership interest in the Ada Cogeneration Limited Partnership.

                 c. Ludington Cogeneration Co. is the 1% general partner in Michigan Power L.P., a joint venture that built and operates a 123 megawatt natural gas-fueled cogeneration plant in western Michigan.

                 d. Ludington Cogeneration Holdings, Ltd. is a 49% limited partner in the 123 megawatt cogeneration plant mentioned above.

                                Gas Technology

            8. Combustion Concepts, Inc., is engaged in the development of pressurized combustion technologies which provides increased fuel efficiency, heat uniformity and compactness of equipment.

                                    Other

            9. MCNIC International Holdings and MCNIC - GP International Holdings, each of Grand Cayman, Cayman Islands, hold a 99% and 1% interest, respectively, in IG-ONE LTD of Port-Louis, Mauritius. Subject to certain regulatory and other approvals, MCNIC, through IG-ONE LTD, has agreed to invest approximately $115 million (of which half will be funded through nonrecourse financing) in return for a 40 percent interest in Torrent Power Private Limited, a joint venture with Torrent Group of Ahmedabad, India. The joint venture will be involved in the electric generation and distribution business in western India.

     COMPUTER OPERATIONS SERVICES (SOLD JUNE 1996 - DISCONTINUED OPERATIONS)

     MCNIC completed the sale of its computer operations services subsidiary, Genix, in June 1996. At the time of its sale, Genix and its subsidiaries made up the largest Michigan based computer operations management firm and one of the top ten in the United States.



            1. The Genix Group, Inc., through the subsidiaries listed below, provided computer operations management, data processing, network design and management, large-scale electronic printing and mailing and business process solution services.

                 a. Genix Corporation, a Delaware corporation, located in
                    Pittsburgh, Pennsylvania.
                 b. MCN Computer Services, Inc., located in Dearborn, Michigan.
                 c. The Genix Group, Ltd., located in London, England.


E. MCN MICHIGAN LIMITED PARTNERSHIP (MCN Michigan): MCN is the 1% general partner in MCN Michigan, a Michigan limited partnership. MCN Michigan exists for the sole purpose of issuing its limited partnership interests to the public in the form of preferred securities and investing the proceeds thereof in debt securities of MCN.

F. MCN FINANCING I: MCN is the sole owner of MCN Financing I, a Delaware Business Trust. MCN Financing I exists for the sole purpose of issuing preferred securities to the public and lending the gross proceeds thereof to MCN in exchange for MCN's Junior Subordinated Debentures.

G. MCN FINANCING II: MCN is the sole owner of MCN Financing II, a Delaware Business Trust. MCN Financing II exists for the sole purpose of issuing preferred securities and lending the gross proceeds thereof to MCN.



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